Exhibit (e)(2)

DEALER AGREEMENT

Dealer Name: _______________________

Dealer No.: _______________________

Effective Date: _______________________

Evergreen Investment Services, Inc.
200 Berkeley Street, 19th Floor
Boston, MA 02116

To Whom It May Concern:

Evergreen Investment Services, Inc. (“Company”), principal underwriter, invites you to participate in the distribution of shares, including separate classes of shares (“Shares”), of the investment companies   comprising the Evergreen Fund Family (collectively “Funds”, and each individually a “Fund”), which are currently or hereafter underwritten by the Company, subject to the following terms:

1.         PURCHASE AND REDEMPTION OF SHARES

(a)        You will offer and sell Shares of the Funds to your customers at the public offering price in accordance with each Fund’s current prospectus and statement of additional information (“Prospectus”). You will offer Shares only on a forward pricing basis, i.e. only orders for the purchase, repurchase or exchange of Shares received and accepted by you prior to the time designated in the relevant Fund’s Prospectus for the calculation of its net asset value shall be placed with us for processing at such next computed net asset value; orders received or accepted by you after such time shall be placed by you for processing at the subsequently computed net asset value.   You agree to place orders for Shares only with us and at such closing price. In the event of a difference between verbal and written price information, the written confirmation shall be considered final. Prices of a Fund’s Shares are computed by each Fund in accordance with its Prospectus. You agree to place orders with us only through your central order department unless we accept your written Power of Attorney authorizing others to place orders on your behalf. This dealer agreement (“Agreement”) on your part runs to us and the respective Funds and is for the benefit of, and is enforceable by, each.

You agree to purchase Shares of the Funds only from us or from your customers. If you purchase Shares from us, you agree that all such purchases shall be made only to cover orders already received by you from your customers, or for your own bona fide investment without a view to resale. If you purchase Shares from your customers, you agree to pay such customers the applicable net asset value per Share, less any applicable fee or sales charge, as described in the Prospectus (“repurchase price”).

You will sell Shares only to your customers at the prices described in paragraph 1(a) above OR to us as agent for the Fund at the repurchase price. In such a sale to us, you may act either as principal for your own account or as agent for your customer. If you act as principal for your own account in purchasing Shares for resale to us, you agree to pay your customer not less nor more than the repurchase price which you receive from us. If you act as agent for your customer in selling Shares to us, you agree not to charge your customer more than a fair commission for handling the transaction. You shall not withhold placing with us orders received from your customers so as to profit yourself as a result of such withholding. We will not accept from you any conditional orders for Shares.

In the distribution and selling of Shares of the Funds, you shall not have authority in any transaction to act as agent for the Fund, the Company or any other dealer in any respect in such transactions. All orders are subject to acceptance by us and become effective only upon confirmation by us. The Company reserves the unqualified right not to accept any specific order for the purchase or exchange of Shares.

You hereby authorize us to act as your agent in connection with all transactions in shareholder accounts in which you are designated as dealer (“Dealer of Record”). All designations of Dealer of Record and all authorizations of the Company to act as your agent shall cease upon termination of this Agreement or upon the shareholder’s instruction to transfer his or her account to another Dealer of Record.

(f)         In addition to the distribution services provided by you with respect to a Fund, you may be asked to render administrative, account maintenance and other services as necessary or desirable for shareholders of such Fund (“Shareholder Services”).

Payment for all Shares purchased from us shall be made in accordance with the terms of the applicable Fund Prospectus and shall be received by the Company within three business days after the acceptance of your order or such shorter time as may be required by law. If such payment is not received by us, we reserve the right, without prior notice, forthwith to cancel the sale, or, at our option, to sell such Shares back to the respective Fund in which case we may hold you responsible for any loss, including loss of profit, suffered by us or by such Fund resulting from your failure to make payment as aforesaid.

(h)        In placing orders with us for the purchase, repurchase or exchange of shares and on all matters relating to such purchase, repurchase or exchange involving us, a Fund or your customers, you agree to comply with all applicable provisions of each Fund’s Prospectus and with all applicable laws and regulations.

2.         COMMISSIONS ON SALES OF SHARES

So long as this Agreement remains in effect, we will pay you commissions on sales of Shares of the Funds and service fees for Shareholder Services to the extent described in each Fund’s Prospectus. You have no vested right to receive any continuing service fees, other fees, or other commissions that we may elect to pay you from time to time on Shares previously sold by you. You will receive commissions in accordance with the terms as specified in the Prospectus on all purchase transactions in shareholder accounts (excluding reinvestment of income dividends and capital gains distributions) for which you are designated as Dealer of Record except where we determine that any such purchase was made with the proceeds of a redemption or repurchase of Shares of the same Fund or another Fund, whether or not the transaction constitutes the exercise of the exchange privilege. Commissions will be paid to you twice a month. You hereby represent that receipt of such service fees will be disclosed by you to your customers.

If any Shares sold to you under the terms of this Agreement are repurchased by a Fund, or are tendered for redemption by the shareholder within seven business days after the date of our confirmation of your original purchase order, it is agreed that you shall forfeit your right to any commissions on such sales even though the shareholder may be charged a contingent deferred sales charge by the Fund. We will notify you of any such repurchase or redemption within the next 10 business days after the date on which the certificate or written request for redemption is delivered to us or to the Fund, and you shall forthwith refund to us the full amount of any commission you received on such sale.

(c)        Shares sold to you hereunder shall not be issued until payment has been received by the Fund concerned. If registration instructions are not received from you within 15 days after our acceptance of your order, the Company reserves the right to instruct the transfer agent for the Fund concerned to register Shares sold to you in your name and notify you of such registration. You agree to hold harmless and indemnify the Company, the Fund and its transfer agent for any loss or expense resulting from such registration.

(d)        You agree to comply with any compliance standards set forth in a Fund’s Prospectus or that may be furnished to you by us regarding when each class of Shares of a Fund may appropriately be sold to particular customers.

3.         STATUS AS REGISTERED BROKER-DEALER

Each party hereto represents that it is (1) a registered broker-dealer as said term is defined under the Securities Exchange Act of 1934, (2) qualified to act as a broker-dealer in the state or U.S. territory where it transacts business, and (3) a member in good standing of the National Association of Securities Dealers, Inc. (“NASD”). Each party agrees to maintain its broker-dealer membership with the NASD throughout the term of this Agreement and agrees to notify the other party should its membership cease with the NASD. It is further agreed that all rules and regulations of the NASD now in effect or hereafter adopted, including but not limited to its Business Conduct Rule 2830(d) or any successor rule thereto, which is binding upon underwriters and dealers in the distribution of securities of open-end investment companies, shall be deemed to be a part of this Agreement to the same extent as if set forth in full herein. Each party agrees that this Agreement shall terminate automatically in the event that either party’s NASD membership terminates.

(b)        You will not offer the Funds for sale in any State or jurisdiction where they are not qualified for sale under the blue sky laws and regulations of such State or where you are not qualified to act as a dealer except for States in which they are exempt from qualification.

4.         FUND INFORMATION

No person is authorized to make any representations concerning Shares of the Funds other than those contained in the Prospectus and advertising and sales literature issued by us supplemental to such Prospectus. In purchasing Shares from us under this Agreement, you shall rely solely on the representations contained in the appropriate Prospectus and in such advertising and sales literature (including material disseminated through electronic media). We will furnish additional copies of such Prospectuses, advertising and sales literature and other releases and information issued by us in reasonable quantities upon request.

5.         INDEMNIFICATION

(a)        Neither of us shall be liable to the other except for (1) acts or failures to act which constitute willful misconduct, bad faith or negligence and (2) obligations expressly assumed under this Agreement. In addition, you agree to indemnify, defend and hold us harmless from any claims or assertions relating to the lawfulness of your participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with your organization which are performed in connection with the discharge of your responsibilities under this Agreement. If such claims are asserted, we shall have the right to manage our own defense, including the selection and engagement of legal counsel, and all costs of such defense shall be borne by you. (b) We agree in all respects to duly conform with all laws and regulations applicable to the sale of Shares of the Funds and will indemnify and hold you harmless and your employees, officers, directors and trustees from any claim, damage, loss or expense on account of any wrongful act or omission by us, our representatives, agents or sub-agents in connection with this Agreement or any misrepresentation contained in the Prospectus or sales literature issued by us.

6.         AMENDMENT AND TERMINATION

Any provision of this Agreement may be amended by us at any time upon written notice to you. This Agreement supersedes and cancels any prior agreement with respect to the sales of Shares of any of the Funds. Either party to this Agreement may terminate the Agreement at any time upon receipt of written notice to the other party. This Agreement will terminate automatically in the event of its assignment, except for an assignment to entity controlling, controlled by or under common control with the assignee (an “affiliate assignment”). In the event of an affiliate assignment, the assignee shall automatically be bound by all of the provisions of this Agreement.

7.         CONFIDENTIAL INFORMATION

Except for information that is generally known or available to the public (other than publicly available information whose disclosure or sharing is subject to any federal or state information privacy law or regulation) or that is not treated as confidential by the party, information concerning a party’s business is “Confidential Information” and proprietary to such party and shall be maintained in confidence and not disclosed, used, or duplicated by the other party, except in connection with performance under this Agreement. Each party may disclose Confidential Information of the other party only to persons who need it in order to perform under this Agreement. Each party shall return Confidential Information to its owner upon request. A breach of either party’s confidentiality obligations may cause the aggrieved party to suffer irreparable harm in an amount not easily ascertained. The parties agree that such breaches, whether threatened or actual, will give the non-breaching party the right to terminate this Agreement immediately, obtain equitable relief, i.e. obtain an injunction to restrain such disclosure or use without the requirement of posting a bond, and pursue all other remedies said party may have at law or in equity. Information regarding Evergreen Funds’ privacy policy may be obtained at www.EvergreenInvestments.com.

8.         NOTICES

All communications to the Company should be sent to the above address. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you.

9.         GOVERNING LAW

All sales hereunder are to be made, and title to Shares of the Funds shall pass, in The Commonwealth of Massachusetts. This Agreement shall be interpreted in accordance with the laws of The Commonwealth of Massachusetts.

Signed: Accepted:

EVERGREEN INVESTMENT SERVICES, INC.

_________________________________

Authorized Signature

___________________________________ By: ________________________________

Dealer or Broker Name
Title: President
Address